Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioCardia, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-215968, 333-224368, 333-236405) on Form S-8, the registration statement (No. 333-249426) on Form S-3, and the registration statement (No. 333-230779) on Form S-1 of BioCardia, Inc. of our report dated April 8, 2020, with respect to the consolidated balance sheet of BioCardia, Inc. as of December 31, 2019 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of BioCardia, Inc.

Our report dated April 8, 2020 contains an explanatory paragraph that states that the Company has incurred net losses and negative cash flows from operations since its inception and had an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

San Francisco, California
March 29, 2021